Interim Condensed Carve-out Combined Financial Statements of Patriot Environmental Services, Inc. and Subsidiaries.
As of the first half ended June 30, 2022 and fiscal year 2021

Interim Condensed Carve-out Combined Financial Statements of Patriot Environmental Services, Inc. and Subsidiaries.
Balance Sheet as of June 30, 2022 and December 31, 2021
(In Thousands, Except Share and Par Value Amounts)

	Notes	June 30, 2022	December 31, 2021
		(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents		$6,546	$2,985
Accounts receivable - net	2.f	28,472	55,332
Prepaid expenses and supplies		3,642	2,374
Total current assets		38,660	60,691
Property, plant and equipment - net	4	26,507	27,768
Goodwill	5	17,878	17,878
Deposit and other assets		—	619
Total assets		$83,045	$106,956

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable		$6,241	$19,663
Accrued expenses		2,798	11,995
Income taxes payable		—	1,260
Current maturities of long-term debt, net	7; 12	20,179	2,875
Total current liabilities		29,218	35,793
Long-term debt, net	7; 12	—	18,979
Deferred income taxes		1,048	1,049
Total liabilities		$30,266	$55,821

STOCKHOLDERS' EQUITY:
Common stock, no par value; 10,000 shares authorized, 4,975 shares issued and outstanding		$42,402	$42,402
Retained earnings		10,377	8,733
Total stockholders' equity		52,779	51,135

Total liabilities and stockholders' equity		$83,045	$106,956

Interim Condensed Carve-out Combined Financial Statements of Patriot Environmental Services, Inc. and Subsidiaries.
Consolidated Statements of Operations for the interim period ended June 30, 2022 and fiscal year ended December 31, 2021
(In Thousands, Except per Share Amounts)
(Unaudited)

	Notes	June 30, 2022	December 31, 2021
		(Unaudited)

Net Revenue		$61,477	$162,953

Operating expenses
Cost of revenue		$45,761	$97,252
Selling, general, and administrative expenses		13,508	51,363
Operating income		2,208	14,338
Other (income) expense
PPP loan forgiveness	8	—	(7,056)
Interest expense – net		409	950
Income before income taxes		1,799	20,444
Provision for income taxes		155	2,358
Net income		$1,644	$18,086

Interim Condensed Carve-out Combined Financial Statements of Patriot Environmental Services, Inc. and Subsidiaries.
Statement of Stockholder’s Equity
For the interim periods ended June 30, 2022 and December 31, 2021
(In Thousands, Except per Share Amounts)
(Unaudited)

	Common Stock				Retained Earnings
	Shares		Amount		(Accumulated Deficit)	Total

Balance January 1, 2021	4,975		$42,402		$(9,353)	$33,049
Net income	$—		$—		$18,086	$18,086
Balance at December 31, 2021	4,975	0	$42,402	$—	$8,733	$51,135
Net income	$—		$—		$1,644	$1,644
Balance at June 30, 2022 (Unaudited)	4,975		$42,402		$10,377	$52,779

Patriot Environmental Services, Inc.
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Notes	June 30, 2022	December 31, 2021
		(Unaudited)
Cash flows from Operating Activities:
Net income		$1,644	$18,086
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4	3,308	6,852
Gain on disposal of equipment		—	(62)
Forgiveness on PPP loan	8	—	(7,056)
Amortization on financing cost		—	44
Deferred income taxes	2.m	—	1,048
Changes in operating assets and liabilities, net of assets acquired in business combination:
Decrease (Increase) in accounts receivable		26,860	(33,311)
(Increase) in prepaid expenses and supplies		(1,267)	(604)
Decrease in deposits other current assets		619	166
(Decrease) in accounts payable		(13,422)	16,690
(Decrease) increase in accrued expenses		(9,164)	3,415
Increase in income taxes payable		(1,260)	336
Cash provided by operating activities		$7,319	$5,604

Cash flows from Investing Activities:
Business acquisitions	3	$—	$(10,000)
Purchases of property and equipment		(2,082)	(2,211)
Proceeds from disposal of property and equipment		—	341
Cash used in investing activities		$(2,082)	$(11,870)

Cash flows from Financing Activities:
Net change in line of credit		—	(3,430)
Proceeds from long-term debt		—	15,312
Debt Issuance Paid	2.h	—	(265)
Repayment of long-term debt	7	(1,676)	(2,768)
Cash (used in) financing activities		$(1,676)	$8,849
Net increase in cash and cash equivalents		3,561	2,583
Cash and cash equivalents, beginning of period		2,985	402
Cash and cash equivalents, end of period		$6,546	$2,985

Supplemental Cash Flow Disclosure
Cash paid during the year for:
Interest		409	906
Income taxes		295	$2

(1) Business Operations and Organization

Patriot Environmental Services, Inc. and Subsidiaries (collectively, PES or the Company) was founded in 1977 and incorporated in the state of California in December 1983. PES is a wholly owned subsidiary of Channel PES Acquisition Co., LLC (CPAC).

PES is a licensed hazardous material contractor and hazardous waste hauler. PES works in a heavily regulated industry. To this end, PES is required to maintain licenses and permits with a wide variety of government and regulatory agencies. At the time of this report, all associated licenses and permits were in good standing.

PES handles waste materials that are classified as “hazardous” because of their unique properties, as well as other materials subject to federal and state environmental regulations. PES provides industrial, remediation and disposal services designed to manage hazardous and non-hazardous wastes which cannot be economically recycled or reused. PES transports and disposes of industrial wastes for commercial and industrial customers, health care providers, educational and research organizations, other environmental services companies, and governmental entities.

Field Services

PES dispatches crews and equipment on a scheduled or emergency basis to perform everything from site decontamination and remediation projects to selective demolition, emergency response, spill cleanup, and vacuum services. Whether the action is planned, corrective or the result of an emergency response, PES’s multidisciplinary team of remedial action professionals provides solutions to a variety of industrial cleanup problems. Field Services performs a wide variety of services, including: emergency response; site decontamination; product recovery and transfer; tank cleaning; vacuum services; demolition; marine services; remediation and environmental construction; and polychlorinated biphenyl (PCB) management and disposal.

Industrial Services

The fast turnaround of industrial cleaning and maintenance projects requires the right technologies, experience, and care. Every project that Industrial Services performs incorporates techniques of chemistry, operational analysis and experience to identify the right process and procedure to satisfy customer needs. Industrial Services focuses on planned cleaning activities most often associated with plant maintenance, shutdowns, routine boiler cleanouts, heat exchangers, process vessels and tanks, and includes the following services: hydro blasting; vacuum services; steam cleaning; sodium bicarbonate blasting; dewatering and pressing; material processing; chemical cleaning; and container management.

Site Services

PES provides a wide range of environmental site services to maintain industrial facilities and process equipment, as well as clean up or contain actual or threatened releases of hazardous materials into the environment. These services are provided to a wide range of clients including large chemical, petroleum, transportation, utility, and governmental agencies. PES’s strategy is to identify, evaluate, and solve customers’ environmental problems, on a planned or emergency basis, by providing a comprehensive interdisciplinary response to the specific requirements of each job or project. Site Services is responsible for providing trained, skilled labor and specialty equipment to perform various services on a customer’s site or other location.

Collection, Transportation, and Logistics Management

As an integral part of its services, PES collects industrial wastes from customers and transports such wastes for shipment to final disposal locations. Customers typically accumulate waste in containers, such as 55-gallon drums, bulk storage tanks or 20-cubic-yard roll-off boxes. In providing this service, PES utilizes a variety of specially designed and constructed tank trucks and semi-trailers. Liquid waste is frequently transported in bulk, but may also be transported in drums. Heavier sludge or bulk solids are transported in sealed, roll-off boxes or bulk-dump trailers.

Waste types processed or transferred in drums or bulk quantities include, but are not limited to: flammables, combustibles and other organics; acids and caustics; cyanides and sulfides; solids and sludge; industrial wastewaters; items containing PCBs, such as utility transformers and electrical light ballasts; other regulated wastes; and non-hazardous industrial waste.

Wastewater Treatment

PES operates two non-hazardous wastewater treatment facilities where it performs bulk-liquid treatment processes, including chemical precipitation, dewatering, blending, solidification and discharge of the treated liquid waste.

Insurance and Financial Assurance

PES’s insurance programs cover the potential risks associated with its multifaceted operations from two primary exposures: direct physical damage and third-party liability. PES maintains a casualty insurance program providing coverage for automobiles, employer’s and commercial general liability and pollution liability insurance policies covering potential risk in two areas: as a contractor performing services at customer sites, and as a transporter of waste. The contractor’s pollution liability insurance has limits of $2 million per occurrence and in the aggregate. The automobile liability has a limit of $1 million per year. Commercial general liability has a limit of $2 million per occurrence, providing a total of $4 million in aggregate. PES also has workers’ compensation insurance with a $1 million per occurrence and in the aggregate. PES also maintains an umbrella policy with a $10 million limit for any incident, providing a total of $10 million in aggregate.

Under PES’s insurance programs, coverage is obtained for catastrophic exposures, as well as those risks required to be insured by law or contract.

(2) Summary of Significant Accounting Policies

a.Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Patriot Environmental Services, Inc. and its wholly owned subsidiaries, Patriot Wastewater, LLC, Clear Eyes Wastewater Orange, LLC, and PWW Portland, LLC (collectively, PES or the Company). All significant intercompany transactions and balances have been eliminated upon consolidation.

b. Use of Estimates

The preparation of the consolidated financial statements in accordance with generally accepted accounting principles (U.S. GAAP) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant items subject to such estimates and assumptions include the depreciation of property and equipment, allowances for doubtful accounts, the valuation of deferred taxes, valuation of goodwill, and uncertain tax positions. Actual results could differ from those estimates.

c. Concentrations

PES’s financial instruments that are subject to credit risk consist primarily of cash and accounts receivable. The Company places its cash in accounts with high-quality financial institutions that, at times, may exceed federally insured limits. The Company has historically not experienced losses with respect to these items.

PES provides credit to customers in the normal course of business and performs ongoing credit evaluations of those customers. PES maintains an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, current economic trends, changes in customer payment patterns, and other information. Credit losses, when realized, have been within the range of management’s expectations and, historically, have not been significant.

There were no customer concentrations for the first half year ended June 30, 2022. For the year ended December 31, 2021, sales to one customer represented 39% of net sales. Accounts receivable as of December 31, 2021 from this customer accounted for 59% of total accounts receivable.

d. Business Combinations

The Company accounts for business combinations using the acquisition method in accordance with guidance from ASC 805 – Business Combinations. This acquisition method requires allocating the purchase price to the assets acquired to approximate fair value as of the acquisition date, including separately identifiable intangible assets and liabilities assumed. The excess of the purchase price over the liabilities assumed is recorded as goodwill.

e. Cash and Equivalents

PES considers all cash on hand and in banks, along with investments with an original maturity of less than three months, to be cash and cash equivalents.

f. Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. Accounts receivable is presented net of an allowance for doubtful accounts of $1.0 million and $1.1 million as of June 30, 2022 and December 31, 2021, respectively.

g. Property and Equipment

Property and equipment expenditures are capitalized and depreciated using the straight-line method over the estimated useful lives of the assets for financial statement purposes, while accelerated depreciation methods are principally used for income tax purposes. The estimated useful lives of the assets generally range from five to ten years. Maintenance and repairs are charged directly to expense as incurred. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts, and any gain or loss from sale or retirement is recognized in operating results. Renewals and improvements, which extend the useful lives of the assets, are capitalized.

h. Debt Issuance Costs

Commissions and fees associated with acquiring debt facilities paid to third parties are netted against the related debt instrument and amortized on a straight-line basis, which approximates the interest method, over the term of the agreements. Debt issuance costs, net of accumulated amortization, totaled $0.2 million in the first half of 2022 and for 2021. Accumulated amortization was insignificant in the first half of 2022 and 2021. Amortization expense was insignificant in the first half of 2022 and for 2021is included on the accompanying consolidated statements of operations.

i.Goodwill

Goodwill represents the excess of acquisition costs over the net fair values of identifiable assets acquired and liabilities assumed in business acquisitions. Goodwill is deemed to have an indefinite life and is not amortized, but rather tested annually for impairment. The Company has elected the accounting alternative available under ASC 350-20 to perform goodwill impairment triggering event evaluations only as of the end of each reporting period. Management believes that there is no impairment related to goodwill as of June 30, 2022, and December 31, 2021.

j. Impairment of Long-Lived Assets

PES reviews long-lived assets, including property and equipment and goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. If management determines during its review that the sum of the estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount of the asset, an impairment loss is recognized in the amount by which the carrying value of the asset exceeds its estimated fair value. The fair value of assets is generally determined as either the expected selling price less selling costs (where appropriate) or the present value of the estimated future cash flows. The fair value of property and equipment has been determined using similar asset sales, in some instances with the assistance of third-party valuation studies and using management judgment.

There is considerable management judgment necessary to determine the estimated future cash flows and fair values of PES’s long-lived assets and, accordingly, actual results could vary significantly from such estimates. Management believes that there is no impairment related to long-lived assets as of June 30, 2022 and December 31, 2021.

k. Revenue Recognition

PES recognizes revenue when control of services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those promised services. The duration of such services can be over a number of hours or several days. The Company uses the input method to recognize revenue over time, based on time and materials incurred. Revenue is recognized net of any estimated allowances and discounts, and generally does not include any variable consideration.

The timing of revenue recognition, billings, and cash collections results in billed accounts receivable and unbilled receivables (contract assets). These assets are reported on the consolidated balance sheet on a contract-by-contract basis at the end of each reporting period and are generally considered current. There generally are no contract liabilities as billing occurs subsequent to revenue recognition. At June 30, 2022 and December 31, 2021, unbilled receivables included within accounts receivable in the consolidated balance sheets approximated $1.5 million and $2.0 million, respectively.

The following table presents disaggregated revenue recognized by service line:

(thousands)	June 30, 2022	December 31, 2021

Environmental Services	$48,250	$139,785
Wastewater Treatment and Disposal	13,205	22,717
Remediation	22	477
Discounts	—	(26)
Total	$61,477	$162,953

l. Advertising

Management’s policy is to expense advertising as it is incurred. Advertising and marketing costs were $0.2 million and $0.4 million for the first half of 2022 and for 2021, respectively.

m. Income Taxes

Income taxes are accounted for under the asset-and-liability method. Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

PES recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being recognized. Changes in recognition or measurement will be reflected in the period in which the change in judgment occurs.

PES’s income tax filings are subject to audit by various taxing authorities. PES’s open audit periods are generally three and four years for federal and state filings, respectively. In evaluating PES’s tax provisions and accruals, future taxable income, and the reversal of temporary differences, interpretations and tax planning strategies are considered.

n. Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, Leases (Topic 842) (ASU 2016-02). The guidance in this ASU supersedes the leasing guidance in Leases (Topic 840). Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. During May 2020, the FASB reaffirmed its decision to defer the effective date of Topic 842 until annual reporting periods beginning after December 15, 2021. The Company is currently evaluating the impact of the adoption of the new standard on the consolidated financial statements.

(3) Business Acquisition

In January 2021, the Company purchased the assets of a waste water disposal facility in Portland, Oregon for a purchase price of $10.0 million. The allocation of consideration paid was based on management’s estimates of the fair values of assets acquired, with the excess value of the consideration paid attributed to goodwill. Recognized assets included accounts receivable of $0.6 million, property and equipment of $7.1 million, liabilities of $0.3 million and goodwill of $2.0 million.

(4) Property and Equipment

Property and equipment consists of the following:

(thousands)	June 30, 2022	December 31, 2021

Vehicles and trailers	$40,649	$39,177
Equipment	7,382	7,524
Buildings, containers, and leasehold improvements	23,529	23,128
Land	988	637
Less accumulated depreciation	(46,041)	(42,698)
Total	$26,507	$27,768

At June 30, 2022 and December 31, 2021, property and equipment under capital leases totaled approximately $6.1 million. Accumulated depreciation was approximately $3.4 million and $3.0 million at June 30, 2022 and December 31, 2021, respectively.

Depreciation and amortization for property and equipment was and $3.3 million and $6.9 million for the first half of 2022 and for 2021, respectively.

(5) Goodwill

A summary of changes in the carrying amount of the Company’s goodwill is as follows:

(thousands)	Total
Balance at December 31, 2020	$15,839
Business acquisition (Note 3)	2,039
Balance at December 31, 2021	$17,878
Business acquisition (Note 3)	—
Balance at June 30, 2022	$17,878

(6) Line of Credit

In conjunction with the acquisition in January 2021, the Company’s revolving line of credit and senior secured term loans were restructured under an amended agreement, and then were amended again in December 2021. Under the amended agreement, the line of credit have a five year term ending January 2026 and allowed for borrowings up to $10.0 million through June 2022, at which point, the borrowing capacity is reduced to $5.0 million. Borrowings were limited to a formula based on eligible accounts receivable as further defined in the agreement. The line of credit bore interest at the prime rate plus an applicable margin of 2% or Bloomberg Short-Term Bank Yield Index rate plus an applicable margin of 3%. There was no outstanding balance on the line of credit at June 30, 2022 and December 31, 2021. The agreement required PES to maintain certain financial covenants as defined in the agreement, with which the Company was compliant at June 30, 2022 and December 31, 2021. In connection with the Patriot’s acquisition by Heritage-Crystal Clean, Inc. in August 2022, this agreement was terminated.

(7) Long-Term Debt

Long-term debt consists of the following:

(thousands)	June 30, 2022	December 31, 2021

Senior secured term loan, due January, 2026 (3.75% at January 1, 2026)	$20,400	$21,000
Senior secured term loan, due January, 2026 (5.5% at January 1, 2026)	—	600
Capital expenditure line term loan, due January 2022 (4.6% at December 31, 2021)	—	451
Equipment financing obligations, due at various dates through 2022, interest ranging from 2.80% to 9.00%	—	24
	20,400	22,076
Less unamortized debt issuance costs	(221)	(221)
Less current portion	(20,179)	(2,875)
Total	—	18,980

The senior secured lender requires PES to comply with certain restrictions and maintain financial covenants as defined in the agreement, with which the Company was in compliance at December 31, 2021 and at June 30, 2022. The senior secured term loan and the capital expenditure lines are guaranteed by CPAC.

In connection with Patriot’s acquisition by Heritage Crystal-Clean, Inc., all of the Company’s indebtedness was paid off on August 3, 2022 and therefore has classified all of its long-term debt as current on the Balance Sheet at June 30, 2022. See Note 12 for additional information.

(8) PPP Loan

In March 2020, Congress passed the Paycheck Protection Program (PPP) under Division A, Title I of the Coronavirus Aid, Relief, and Economic Security Act, authorizing loans to small businesses for use in paying employees that they continue to employ throughout the COVID-19 pandemic and for rent, utilities, and interest on mortgages. Loans obtained through the program are eligible to be forgiven as long as the proceeds are used for qualifying purposes and certain other conditions are met.

In April 2020, the Company received a loan in the amount of $7.0 million through the PPP. In September 2021, the Company received notification from the Small Business Administration (SBA) that the loan was forgiven in full, and recognized the income from the forgiveness of the loan in the statement of operations for the year ended December 31, 2021.

(9) Employee Benefit Plans

PES has a profit-sharing plan under Section 401(k) of the Internal Revenue Code covering substantially all employees. The plan allows employees to make contributions up to a specified percentage of their compensation. PES contributes a matching contribution of 50% of participant contributions, not to exceed 4% of eligible compensation. Additional profit-sharing contributions may be made at the discretion of the Company. The employee deferrals are fully vested upon contribution and the discretionary matches vest at the three-year anniversary of the employee date of hire. PES’s contributions to the plan for the first half of 2022 and for 2021 totaled $0.3 million and $0.6 million respectively.

(10) Related-Party Transactions

During the interim period ended June 30, 2022 board fees were immaterial. During the year ended December 31, 2021 PES incurred board fees and expenses of $0.1 million.

PES leases a facility owned by a member of the Board of Directors of CPAC. Rental expense for this facility was $0.1 million and $0.2 million for the first half of 2022 and for 2021, respectively.

(11) Commitments and Contingencies

Litigation

PES’s services are regulated by federal, state, provincial and local laws enacted to regulate discharge of materials into the environment, remediation of contaminated soil and groundwater or otherwise protect the environment. Ongoing regulations result in PES occasionally becoming a party to judicial or administrative proceedings involving all levels of governmental authorities and other interested parties. The issues involved in such proceedings generally relate to applications for permits and licenses by PES and conformity with legal requirements, and licenses or requirements to clean up contaminated sites.

At June 30, 2022 and December 31, 2021, PES was not a party to any litigation or governmental proceeding which management believes could result in any judgments or fines that would have a material adverse effect on PES’s financial position, liquidity, or results of future operations.

Operating Leases

PES leases office and yard facilities and certain equipment under noncancelable operating lease agreements, which terminate at various dates through December 2030. Future minimum rental payments due under these operating lease agreements are as follows:

(thousands)
Fiscal Year	Third Party Operating Leases	Related-Party Operating Leases	Total
2022	$1,313	$89	$1,402
2023	2,091	181	2,272
2024	1,994	187	2,181
2025	976	94	1,070
2026	639	—	639
Thereafter	2,661	—	2,661
Total	$9,674	$551	$10,225

Rent expense for facilities and leased equipment under operating leases during the first half of 2022 and for 2021 totaled $1.4 million and $3.4 million, respectively.

(12) Subsequent Events

On August 3, 2022, Heritage-Crystal Clean, Inc., completed its acquisition of all of the issued and outstanding shares of capital stock of the Company and therefore all of its outstanding indebtedness was repaid. As a result, the Company re-classified all of its indebtedness as current as of June 30, 2022.